Exhibit 99.4

“Special notice to shareholders in the United States

The new shares in Grupo Financiero Banorte, S.A.B. de C.V. (“Banorte”) have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. The new shares in Banorte may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Banorte will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The merger between Grupo Financiero Interacciones, S.A.B. de C.V. (“Interacciones”) and Banorte (the “Merger”) described in this document involves the securities of Mexican companies. Information distributed in connection with the Merger and the related shareholder votes is subject to the disclosure requirements of Mexico, which are different from those of the United States. The financial information included or incorporated by reference in this document, if any, has been prepared in accordance with accounting standards in Mexico that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Interacciones shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since Interacciones and Banorte are located in a non-U.S. jurisdiction, and some of their respective officers and directors are residents of non-U.S. jurisdictions. Interacciones shareholders may not be able to sue Interacciones or Banorte or their officers or directors in court in Mexico for violations of the U.S. securities laws. It may be difficult to compel Interacciones or Banorte and their affiliates to subject themselves to a U.S. court’s judgment.

Interacciones shareholders should be aware that Banorte may acquire securities of Interacciones otherwise than under the Merger, such as in open market or privately negotiated purchases or at any time during the pendency of the proposed transaction.

This document has been translated from the Spanish-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Spanish-language original. Such Spanish-language original shall be the controlling document for all purposes.”

LOGO OF THE
MEXICAN STOCK
EXCHANGE

Material Event

DATE: 12/05/2017

THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.) hereby informs:

TICKER SYMBOL:	GFINTER
CORPORATE NAME:	GRUPO FINANCIERO INTERACCIONES, S.A.B. DE C.V.
PLACE:	MEXICO CITY

MATTER

GFINTER SHAREHOLDERS’ MEETING APPROVED THE MERGER WITH AND INTO GFNORTE.

MATERIAL EVENT

Mexico City on December 5, 2017, Grupo Financiero Interacciones, S.A.B. de C.V. (“GFINTER”) hereby discloses to investors in general that its General Extraordinary Shareholders’ Meeting approved:

1.         The merger between GFINTER, as disappearing entity, with and into Grupo Financiero Banorte, S.A.B. de C.V. (“GFNORTE”), as surviving entity, having obtained the affirmative vote of 85.13% of the total amount of shares with voting rights, with an attendance at the meeting of 88.32% of the shares representing the capital stock in GFINTER.

It is worth noting that the merger is still subject to having obtained the applicable regulatory approvals and the completion of comprehensive due diligence.

The merger will become effective upon obtaining the applicable regulatory approvals, the compliance with, or waiver of, the conditions precedent to which the transaction is subject, and the registration of the resolutions adopted by the Shareholders’ Meetings of GFINTER and GFNORTE at the Public Registries of Commerce corresponding to their corporate domiciles pursuant to article 19 of the Law for the Regulation of Financial Groups (Ley para Regular las Agrupaciones Financieras), which would be disclosed to investors in general through the publication of another material event.

GFINTER subsidiaries would also merge with and into the corresponding financial subsidiaries of GFNORTE.

GFINTER hereby confirms to investors in general that it will continue pursuing the best international practices of both corporate governance and disclosing of information to investors. Please direct any question or comment in connection with this communication at iro@interacciones.com or at 53-26-86-00 ext. 6825.

Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.)	1